                                                                   EXHIBIT 10.12


BANK OF AMERICA





                                  July 2, 1998



General Roofing Services, Inc.
951 South Andrews Avenue
Pompano Beach, Florida 33069


Attention: Dale Eby

Gentlemen:

    We are pleased to inform you that Bank of America National Trust and Savings Association (the "Bank") has approved a commitment (the "Commitment") to make available to General Roofing Services, Inc. (the "Borrower") certain credit facilities (together, the "Facility") more specifically described in the Summary of Terms and Conditions dated as of July 2, 1998 attached hereto and incorporated herein by this reference (the "Term Sheet"). This commitment is subject to the terms and conditions specified in the Term Sheet, and is subject to the execution of the final credit documentation.

    Prior to the Bank's extension of any credit to the Borrower under the Facility, the Borrower shall execute, or cause to be executed, and shall deliver to the Bank any credit agreements, promissory notes, contracts, instruments, security agreements, and other documents and instruments deemed appropriate by the Bank to evidence the credit facilities and all terms and conditions described in this commitment letter. All such agreements, notes, contracts, instruments, and other documents shall be in form and substance satisfactory to the Bank, and will include representations, warranties, conditions, covenants, and events of default that are not contained in this commitment letter.

    In addition to the conditions to funding or closing set forth in the Term Sheet, the Bank's Commitment is subject to (i) the satisfactory completion of its due diligence with respect to the Borrower, including a satisfactory review of its assets and liabilities, businesses and operations, proposed organization and legal structure, and tax, labor, environmental, financial, ERISA, significant contracts and other matters, (ii) there being no material adverse change in the financial condition, business, operations, properties or prospects of the Borrower and its consolidated subsidiaries from March 31, 1998, and (iii) the non-occurrence of any material adverse change in capital market conditions generally.
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General Roofing Services, Inc.
July 2, 1998
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    Whether or not the transactions contemplated hereby are consummated, the
Borrower hereby agrees to indemnify and hold harmless the Bank and its respective directors, officers, employees and affiliates (each, an "indemnified person") from and against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) and expenses that arise out of, result from or in any way relate to this commitment letter or the provision of the Facility, and to reimburse each indemnified person, upon its demand, for any legal or other expenses (including the allocated cost of in-house counsel) incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such indemnified person in a party to any action or proceeding out of which any such expenses arise), other than any of the foregoing claimed by any indemnified person to the extent incurred by reason of the gross negligence or willful misconduct of such person. The Bank shall not be responsible or liable to the Borrower or any other person for any consequential damages which may be alleged. The obligation contained in this paragraph will survive the closing of the Facility.

    Whether or not any of the credit facilities described herein is extended to the Borrower, or a credit agreement or other document is executed, the Borrower shall pay and reimburse the Bank, immediately upon demand, for all costs and out-of-pocket expenses (including the allocated costs of in-house counsel) expended or incurred by the Bank in connection with the negotiation, preparation, administration (including waivers and amendments), and enforcement of this commitment letter and the loan documents contemplated hereby.

    Your acknowledgment of this letter and payment of the facility fee as provided in the Term Sheet will constitute acceptance of the terms and conditions set forth herein. Unless you accept this Commitment or it is otherwise terminated by the Bank prior to the Bank's receipt of your acceptance, this Commitment will expire on July 20, 1998. If you accept this Commitment, it will remain effective until the closing of the transactions contemplated hereby, whereupon it will expire, but in no event will this Commitment be effective later than September 30, 1998; unless the Bank agrees otherwise in writing, the Bank shall have no further obligation under this letter after that date.

    The Commitment is personal to the Borrower, and may not be transferred or assigned without the prior written consent of the Bank. No third party beneficiaries are intended in connection with this commitment letter. You may not disclose or exhibit any portion of this commitment letter to any person or entity (other than the Borrower's counsel, employees, agents, and representatives) without the prior written consent of the Bank; no such consent shall create any third-party beneficiary as to our Commitment.

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General Roofing Services, Inc.
July 2, 1998
Page 3


    This commitment letter is not meant to be, nor shall it be, construed as an attempt to define all of the terms and conditions of the credit facilities described herein. Rather, it is intended only to outline certain basic points of understanding around which the legal documentation is to be structured. Further negotiations will not be precluded by the issuance of this commitment letter and its acceptance by the Borrower.

    We at Bank of America are pleased to have this opportunity and look forward to working with you.



                                            Very truly yours,



                                            BANK OF AMERICA NATIONAL
                                            TRUST AND SAVINGS ASSOCIATION


                                            By: /s/
                                               -----------------------------
                                            Title: Vice President
                                                  --------------------------



Accepted and agreed this 6th day
of July, 1998


GENERAL ROOFING SERVICES, INC.


By: /s/ Dale E. Eby
   -----------------------------
Title: Senior Vice-President and
       Chief Financial Officer

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GENERAL ROOFING SERVICES, INC.
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                        SUMMARY OF TERMS AND CONDITIONS

                     $50,000,000 Revolving Credit Facility
                                  July 2, 1998



BORROWER                       General Roofing Services, Inc.

REVOLVING CREDIT ADVANCES


Currencies:                    Advances shall be in U.S. Dollars.


Amount: The combined amount of all outstanding advances, and drawn and undrawn letters of credit (the "Outstanding Amount") not to exceed at any time $50 million.

Purpose: Working capital and permitted acquisitions, and general corporate purposes subsequent to closing.

Interest:                      Advances shall bear interest at one of the
                               following rates:


           Total Debt/EBITDA                               Rate Plus LIBOR             Rate Plus Base Rate
           -----------------                               ---------------             -------------------
            greater than 2.0                                    1.875%                        .125%
greater than or equal to 1.5 - less than or equal to 2.0        1.625%                         -0-
          1.0 - less than 1.5                                   1.375%                       -.125
             less than 1.0                                      1.125%                       -.25


                               Interest shall be calculated on the basis of a year of 360 days and actual days elapsed, which results in higher interest than if a year of 365 days were used. Interest shall be payable quarterly for Base Rate advances, at the end of the interest period for LIBOR advances, and on the Termination Date.




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July 6, 1998                  BANK OF AMERICA NT&SA                       PAGE 1
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GENERAL ROOFING SERVICES, INC.
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                               BASE RATE: The higher of (a) the rate as
                               publicly announced from time to time by Bank of America as its "reference rate" or (b) Federal
                               Funds Rate plus one-half of one percent per annum.

                               LIBOR RATE: The London Interbank Offered Rate for 1-, 2-, 3-, or 6-month dollar deposits at 10:00 a.m. New York time two business days prior to the borrowing date, adjusted for reserve requirements.

                               All sums that are not paid when due shall bear interest at a rate per annum equal to the Bank's Reference Rate plus 4% per annum.

                               Upon the occurrence and during the continuance of a default under the Credit Agreement (defined below), all outstanding advances shall bear interest at a rate per annum equal to the Bank's Reference Rate plus 4% per annum.


Availability and Maturity:     Advances may be obtained prior to, and shall
                               mature not later than, three years from the date of closing (the "TERMINATION DATE")

Repayment:                     Amounts repaid may be reborrowed. All
                               outstanding principal of advances is due on the Termination Date.


Commitment and Facility Fee:   Facility fee of .25% on the committed amount of
                               $50 million of which one-half is due upon acceptance of the commitment and the remainder of which is payable at closing.





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JULY 6, 1998                    BANK OF AMERICA NT&SA                     PAGE 2

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GENERAL ROOFING SERVICES, INC.
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                               Commitment fee of .25% per annum on the average
                               daily unused portion of the $50 million committed amount, payable quarterly in arrears. The commitment fee will be calculated on the basis of a year of 360 days and actual days elapsed, which results in higher fees than if a year of 365 days were used.

LETTERS OF CREDIT              Prior to the Termination Date, the Borrower may
                               obtain standby letters of credit, in form and substance satisfactory to the Bank, in an aggregate amount not to exceed at any one time $5 million, provided that the aggregate of the Outstanding Amount shall not at any time exceed
                               $50 million. The Borrower shall execute the Bank's standard form letter of credit application and agreement, and such other documents as the Bank may require, in connection with each letter of credit.

Maturities:                    Each standby letter of credit shall expire not
                               later than 12 months after the date of issuance, provided that no standby letter of credit may expire later than 12 months after the Termination
                               Date. On the Termination Date, the Borrower shall fully cash collateralize any obligations of the Borrower then outstanding with respect to any undrawn letters of credit.

Fees for Letters of Credit:    The Borrower will pay a letter of credit fee
                               equal to 1.75% per annum on the amount of letter of credit, payable upon issuance of the letter of credit.

                               The Borrower will pay the Bank miscellaneous expenses for the items and in the amounts customarily charged by the Bank with respect to standby letter of credit.

                               All fees shall be calculated on the basis of a
year of 360 days and actual days elapsed, which results in higher fees than if a year of 365 days were used.


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JULY 6, 1998                    BANK OF AMERICA NT&SA                     PAGE 3

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GENERAL ROOFING SERVICES, INC.
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DOCUMENTATION                  The credit facilities described herein will be
                               subject to the execution of a credit agreement (the "Credit Agreement") and other documentation, which will contain conditions, terms and covenants satisfactory in form and substance to the Bank, including, but not limited to, those described below.

GENERAL TERMS

Collateral:                    The Bank shall have a first priority perfected
                               security interest in the capital stock of all material subsidiaries and guarantors pursuant to pledge and security agreements acceptable to the Bank.

Guarantors:                    Guarantees of payment (and not of collection)
                               from each subsidiary that is not a co-borrower under the Credit Agreement.

Change in Circumstances,
Increased Costs, Taxes,
Capital Adequacy,
Indemnities:                   The Credit Agreement will contain customary
                               provisions protecting the Bank in the event of unavailability of funding, illegality, increased costs, capital adequacy charges, and funding losses, and will provide for withholding tax gross-up and general indemnification of the Bank and its assignees by the Borrower.

FINANCIAL COVENANTS            The Borrower shall maintain, on a consolidated
                               basis, the following financial covenants tested quarterly and on a proforma basis for acquisitions:

                                    1.  Total Debt/EBITDA not to exceed (1) 3.0
                                    at all times during the first 24 months of the Credit Agreement, (ii) 2.75 at all times for the following six months and
                                    (iii) 2.50 at all times thereafter.

                                    2.  EBITDA/Total Interest Expense of not
                                    less than 3.0.


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JULY 6, 1998                    BANK OF AMERICA NT&SA                     PAGE 4

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GENERAL ROOFING SERVICES, INC.
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                                    3.  Debt to Total Capitalization not to
                                        exceed 50%.

                               EBITDA is generally defined as the sum of trailing 12-month [net income, income taxes, depreciation and amortization, and interest expense] minus extraordinary income. EBITDA shall be determined on a pro forma basis for periods that include historical results of the companies being acquired at closing (the "Founding Companies") which shall be adjusted for excess owner compensation, and other non-recurring expenses and revenues at the reasonable discretion of Bank. In addition, if additional acquisitions are made, pro forma EBITDA shall include the results of the acquired companies, to the extent that their results are not included in the EBITDA of Borrower.

                               DEBT is defined to include indebtedness for money borrowed and for guarantees, and represented by notes payable, bonds, debentures, capitalized lease obligations, guarantees, letters of credit, etc.

                               TOTAL CAPITALIZATION is defined as book net worth of Borrower as determined by generally accepted accounting principles.

REPORTING REQUIREMENTS

                               In addition to other reports which are typical for transaction of this type, the Borrower shall submit to the Bank:

                               1.  Within 90 days of each fiscal year end,
                               annual audited consolidated financial statements, accompanied by an unqualified opinion of a "Big-Five" accounting firm.


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GENERAL ROOFING SERVICES, INC.
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                                    2.  Within 45 days of the end of each fiscal
                                    quarter, quarterly consolidated financial statements and covenant compliance certificates.

                                    3. Within 30 days of the end of each month, monthly consolidated financial statements.

                                    4. Within 15 days in advance of the closing of any material acquisition, pro forma financial statements and covenant compliance certificates.

                                    5.  Copies of its reports on Forms 10-K,
                                    10-Q, and 8-K at the time they are filed with the Securities and Exchange Commission.


OTHER COVENANTS                In addition to other covenants and conditions
                               which are typical for transactions of this type, the Credit Agreement will contain the following covenants and conditions, among others:

                               The Borrower and its subsidiaries shall not:

                                    1.  Incur any indebtedness in excess of 5%
                                    of the Borrower's net worth.

                                    2. Create or permit to exist any liens or security interest on its or their properties except for liens on assets of not more than 2.5% of the Borrower's net worth.

                                    3. Lend money, except that the Borrower may make advances to affiliates that are not guarantors up to $5 million in the aggregate.

                                    4.  Make any dividends or other
                                    distributions in respect of its capital
                                    stock in excess of 25% of the Borrower's net income.

                                    5.  Acquire the assets or business of any
                                    other person or entity, except as provided below.

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JULY 6, 1998                    BANK OF AMERICA NT&SA                     PAGE 6

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GENERAL ROOFING SERVICES, INC.
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                                    6.  Make any foreign investments.

                                    7.  Enter into, or become subject to, any
                                    change in control transactions.

                                    8.  Enter into business activities
                                    substantially different from Borrower's
                                    present line of business.

                                    9.  Incur additional contingent liabilities.
                                    (Excluding construction bonds incurred
                                    under the normal course of business).

                               The Borrower and its subsidiaries shall be subject to other limitations that are typical in loan transactions of this type.

ACQUISITIONS                   Bank's prior consent would be required for any
                               acquisitions:

                                    1.  where the combined cash consideration
                                    (i.e., excluding payments made in stock) paid for all acquisitions during the prior year exceeds $25 million, while the ratio of Total Debt/EBITDA is greater than 2.5;

                                    2.  of companies or business units not in a
                                    similar line of business as Borrower;

                                    3. of companies or business units that were unprofitable during the prior 12 months;

                                    4.  that are not "friendly";

                                    5.  when an event of default was in
                                    existence or would result from an
                                    acquisition;

                                    6.  that would be made when unrestricted
                                    cash on hand plus the unused amount under the Credit Agreement is less than $5 million (or would be on a pro forma basis).


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JULY 6, 1998                    BANK OF AMERICA NT&SA                     PAGE 7

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GENERAL ROOFING SERVICES, INC.
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                               If any acquired entity is not merged into
                               Borrower, it must become a guarantor of Bank's loans and pledge all material assets as collateral.


INTEREST RATE
PROTECTION                     If the balance of all variable-rate debt exceeds
                               $20 million, Borrower shall be required to hedge not less than 50% of the balance, under terms and conditions satisfactory to Bank.

CONDITIONS PRECEDENT TO
CLOSING AND THE FIRST
EXTENSION OF CREDIT            Conditions precedent to the closing and the first
                               extension of credit will include, but not be limited to, those customarily found in credit agreements for similar financings and any additional conditions precedent appropriate in the context of the transactions contemplated by this commitment, including but not limited to the following:

                                    1.  Cash proceeds received by the Borrower
                                    from its initial public offering shall not be less than $40 million.

                                    2.  Total debt of the Borrower and its
                                    subsidiaries shall be not more than $15
                                    million (excluding distributions to
                                    Subchapter S shareholders).

                                    3. The Bank shall have received a perfected first security interest in the Collateral.


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JULY 6, 1998                    BANK OF AMERICA NT&SA                     PAGE 8

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GENERAL ROOFING SERVICES, INC.
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                                    4.  The Bank shall be satisfied with its
                                    review of:

                                          a.  agreements relating to
                                          acquisitions by Borrower;

                                          b.  all litigation, proceedings and
                                          injunctions, whether pending or
                                          threatened;

                                          c.  Borrower's compliance with laws;

                                          d.  affiliate transactions;

                                          e.  all material contracts; and

                                          f. the Borrower's strategy for
                                          addressing "Year 2000" matters.

                                    5.  The Bank shall have received the fully
                                    executed Credit Agreement and all other
                                    related agreements, documents, and
                                    instruments required by the Bank in order to consummate the transactions contemplated by this commitment.

                                    6.  The Borrower shall deliver such
                                    certificates, shareholder and board of
                                    director authorizations, third party
                                    consents and legal opinions as the Bank may require.

                                    7.  No material adverse change in the
                                    Borrower's condition (financial or
                                    otherwise) shall have occurred since March
                                    31, 1998.

                                    8. The Bank shall be satisfied with its due diligence review of the Borrower and its subsidiaries.


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JULY 6, 1998                    BANK OF AMERICA NT&SA                     PAGE 9



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GENERAL ROOFING SERVICES, INC.
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CONDITIONS PRECEDENT TO
EACH EXTENSION OF CREDIT       Before each extension of credit by the Bank
                               (including the initial extension of credit), certain conditions precedent must be satisfied, in addition to the satisfaction of the conditions precedent for closing described above. These conditions include, without limitation, the following:

                               1. All representations and warranties, including all financial and business information previously provided to the Bank, to be true and complete in all material respects at the time of such extension of credit.

                               2. No default or event of default shall have occurred and be continuing at the time of such extension of credit.

                               3.  The Bank shall have received such other
                               documentation as the Bank may require in connection with such extension of credit, including, without limitation, letter of credit applications with respect to letters of credit to be issued.

EVENTS OF DEFAULT              Events which are customarily found in credit
                               agreements for similar financings, including, without limitation:

                               1. Failure to pay any interest, principal, or fees payable under the Credit Agreement when due.

                               2. Failure of any representation or warranty to be true and accurate.

                               3.  Failure to comply with any covenants.

                               4.  A material adverse in the Borrower's
                               consolidated condition (financial or otherwise).


                               5.  Adverse governmental action.

                               6.  Default in other obligations, including
                               taxes.


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JULY 6, 1998                    BANK OF AMERICA NT&SA                    PAGE 10


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GENERAL ROOFING SERVICES, INC.
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                               7.  Delivery of false financial information.

                               8.  Default under any guaranty, pledge and
                               security agreement, subordination agreement, or other document or instrument executed in connection with the Credit Agreement.

                               9. Failure of the Bank to have a first priority perfected security interest in the Collateral.

                               10.  Suspension of the Borrower's business.

                               11. Other defaults with respect to the Borrower customary for facilities of this type, including, but not limited to those relating to bankruptcy, ERISA and judgments.

EXPENSES The Borrower will pay and reimburse the Bank, immediately upon demand, for all costs and out-of-pocket expenses (including the allocated costs of in-house counsel) expended or incurred by the Bank in connection with the negotiation, preparation, due diligence, closing, administration (including waivers and amendments), and enforcement of the Credit Agreement and other agreements, instruments, and documents executed in connection therewith. Such costs and expenses of negotiation and preparation of documentation and due diligence shall be paid, whether or not the transactions contemplated hereby are consummated.

CHANGE IN MARKET
CONDITIONS                     The terms and conditions contained herein are
                               subject to there being no material adverse change in the financial markets or the financial condition of the Borrower between the time this offer is accepted by the Borrower and the closing of the transactions contemplated hereby.

GOVERNING LAW                  The Credit Agreement will be subject to the laws
                               of the State of Florida.



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JULY 6, 1998                    BANK OF AMERICA NT&SA                    PAGE 11

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GENERAL ROOFING SERVICES, INC.
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This Summary of Terms and Conditions is not meant to be, nor should it be construed as, an attempt to define all of the terms and conditions of the transaction contemplated hereby, nor is it intended to reflect specific document phrasing that will exist in the Credit Agreement. It is intended only to outline the basic points of business understanding around which binding legal documentation will be structured.



















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JULY 6, 1998                    BANK OF AMERICA NT&SA                    PAGE 12